Company Contact:
HearUSA, Inc.
Gino Chouinard
Interim CEO, President and COO
Tel 561-478-8770

HearUSA Announces Notice From NYSE Amex

West Palm Beach, Fla. – May 19, 2011 -- HearUSA, Inc. (NYSE Amex: EAR), a leader among the nation’s hearing care providers, announced that on May 17, 2011 the Company received a written notice from NYSE Amex LLC indicating that the Company no longer complies with the Exchange’s continued listing standards as a result of the Company’s filing of a voluntary petition under Chapter 11 of the US Bankruptcy Code and that its securities are therefore subject to being delisted from the Exchange.  The Exchange stated its intention to file a delisting application with the Securities and Exchange Commission and to truncate the procedures regarding continued listing evaluation and follow-up as specified in the rules of the Exchange. The Exchange notice states that the Staff of the Exchange intends to initiate immediate delisting proceedings.

In particular, the written notice from the Exchange stated that (i) as a result of the Chapter 11 filing,  the Staff has determined that the Company is financially impaired and, as such, is not in compliance with Section 1003(a)(iv) of the NYSE Amex Company Guide; and (ii) the Company is not in compliance with Section 134 and Section 1101 of the Company Guide because the Company failed to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2011. The Company’s first fiscal quarter actually ended on April 2, 2011 and the Company was not delinquent in filing its Form 10-Q at the time of the notice from the Exchange.

The Company does not intend to appeal the Exchange’s determination to delist the Company’s common stock. After the Company’s common stock is delisted, the Company cannot predict whether any trading market, including any over-the-counter trading market, for the Company’s common stock will develop or be sustained.

About HearUSA

HearUSA is the recognized leader in hearing care for the nation's top managed care organizations through its 134 company-owned centers and network of more than 1,800 hearing care providers. HearUSA is the nation's only hearing care provider accredited by URAC, an independent, nonprofit health care accrediting organization dedicated to promoting health care quality through accreditation, certification and commendation. HearUSA is also the administrator of the AARP Hearing Care program, designed to help millions of Americans aged 50+ who have untreated hearing loss. For more information about HearUSA visit www.hearusa.com.  For more information about the bankruptcy proceedings, visit [insert bankruptcy information website here].